Exhibit 3.154(a)

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

THE SUMMIT CLUB, INC.

The Summit Club, Inc. (the “Corporation”), for the purposes of amending and restating the Articles of Incorporation originally filed under the name The Summit Club, Inc. with the Judge of Probate of Montgomery County, Alabama on February 23, 1989, as amended, pursuant to the Alabama Business Corporation Act, Section 10-2B-10.01, et seq. of the Code of Alabama, 1975, as amended, hereby executes and delivers these articles of restatement setting forth the Amended and Restated Articles of Incorporation of the Corporation as follows:

FIRST. The name of the Corporation is The Summit Club, Inc.

SECOND. The street address of the Corporation’s current registered office in the State of Alabama is 150 South Perry Street, Montgomery, Alabama 36104. The name of its current registered agent at such office is CSC—Lawyers Incorporating Service Incorporated.

THIRD. The Corporation has been organized for the following purposes:

(a)                    to manage, lease and/or operate one or more sports or business clubs, in the City of Birmingham, State of Alabama, including the sports or business club commonly known as Summit Club (the “Business”);

(b)                   to engage in any activities necessary to purchase, acquire, own, hold, sell, endorse, transfer, assign, pledge, lease, mortgage and finance the Business and any assets thereof including, without limitation, the grant of a security interest in or mortgage on any and all assets of such Business;

(c)                    to engage in any activities necessary to hold, receive, exchange, otherwise dispose of and otherwise deal in and exercise all rights, powers, privileges, and all other incidents of ownerships or possession with respect to all of the Corporation’s property;

(d)                   to engage in any activities necessary to authorize, execute and deliver any agreement, notice or document in connection with the activities described above, including the filing of any notices, applications and other documents necessary or advisable to comply with any applicable laws, statutes, rules and regulations; and

(e)                    to engage in any lawful activities and to exercise such powers permitted to corporations under the Alabama Business Corporation Act and to engage in the transaction of any or all lawful business for which corporations may be incorporated under the Alabama Business Corporation Act.

FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value of $1.00 per share, and are to be of one class.

FIFTH. Reserved.

SIXTH. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH.

(a)                    All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Corporation’s Board of Directors.

(b)                   The number of directors of the Corporation shall be one or more, as specified in or fixed in accordance with the Bylaws of the Corporation. The Bylaws of the Corporation may establish a variable range for the size of the Board of Directors by fixing a minimum and maximum number of directors. The number of directors may be fixed or changed from time to time, within the minimum and the maximum, by the Board of Directors.

(c)                    The Board of Directors of the Corporation may fill any vacancy occurring on the Board of Directors of the Corporation, including, without limitation, any vacancy resulting from an increase in the number of directors of the Corporation.

EIGHTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Alabama, the Board of Directors of the Corporation is expressly authorized to amend and repeal the Bylaws of the Corporation to the fullest extent permitted by the Alabama Business Corporation Act, subject to the power of the shareholders of the Corporation to amend or repeal any Bylaw whether adopted by them or otherwise.

NINTH. The Corporation shall respect and appropriately document the separate and independent nature of its activities, as compared with those of any other person or entity, take all reasonable steps to continue its identity as a separate legal entity, and make it apparent to third persons that the Corporation is an entity with assets and liabilities distinct from those of any other person or entity.

TENTH. Reserved.

ELEVENTH. A director of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except for (i) the amount of a financial benefit received by such director to which such director is not entitled; (ii) an intentional infliction of harm on the Corporation or its shareholders by such director; (iii) a violation of Section 10-2B-8.33 of the Alabama Business Corporation Act or any successor provision to such section; (iv) an intentional violation of criminal law by such director; or (v) a breach of such director’s duty of loyalty to the Corporation or its shareholders. If the Alabama Business Corporation Act is hereafter amended, or any successor statute thereto is hereafter adopted or amended, to authorize the elimination of or the further limitation of the liability of a director of a corporation, then the liability of a director of the Corporation, in addition to the limitations on liability provided herein, shall be limited to the fullest extent permitted by the Alabama Business Corporation Act, as amended, or any successor statute thereto, as adopted or amended. The limitation on liability of directors of the Corporation contained herein shall apply to liabilities arising out of acts or omissions occurring subsequent to the adoption of this Article ELEVENTH and, except to the extent prohibited by law, to liabilities arising out of acts or omissions occurring prior to the adoption of this Article ELEVENTH. Any repeal or modification of this provision by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or modification.

TWELFTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, and other provisions authorized by the laws of the State of Alabama at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to these Amended and Restated Articles of Incorporation in their present form or as hereafter amended are granted subject to the rights reserved in this article.

THIRTEENTH. Reserved.

FOURTEENTH. The Corporation shall not, without the unanimous vote of the entire Board of Directors without any vacancies, institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or seek or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee, to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of this Corporation or a substantial part of its property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any corporate action in furtherance of any such action; or take or consent to any of the foregoing actions with respect to any subsidiary of the Corporation.

FIFTEENTH. No holder of any share or shares of any class of stock of the Corporation shall have any preemptive right to purchase or subscribe for shares of any class of capital stock of the Corporation now or hereafter authorized, including treasury shares, or for any securities convertible into or carrying any optional rights to purchase or subscribe for any shares of any class of capital stock of the Corporation now or hereafter authorized.

The Corporation has caused the foregoing Amended and Restated Articles of Incorporation to be executed by its duly authorized officer on this the 10th day of November, 2010. These Amended and Restated Articles of Incorporation shall be effective upon filing.

The Summit Club, Inc.

/s/ Ingrid Keiser
Ingrid Keiser, Secretary

This document prepared by:

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle WA 98101-3099